Exhibit 14.1

Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the “Code”) describes the standard of ethical business conduct expected from all officers, directors and employees (together “employees”) of Heritage-Crystal Clean, Inc. and their affiliates (collectively, the “Company”). All employees are expected to be familiar with this Code of Ethics and to abide by all its principles and procedures.

The purpose of this policy is to set forth basic principles and guidelines to direct employees in the proper conduct of their business and personal affairs as representatives of the Company. It does not provide detailed descriptions of all Company policies and it in no way limits or restricts the applicability of any provision of any other Company policies. You should read this Code carefully, and contact your supervisor or the Human Resource Department if you have any questions.

This Code has been developed to communicate the Company’s expectations of our employees and to promote the following conduct:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest

•	Avoidance of conflicts of interest, including disclosure of any material transaction or relationship that reasonably could be expected to give rise to such a conflict

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC and in our other public communications

•	Compliance with applicable governmental laws, rules, and regulations

•	Ensuring that the Company’s legitimate business interests, opportunities, assets and confidential information are always protected

•	Prompt internal reporting of violations of the Code

•	Deterrence of wrongdoing; and

•	Accountability for adherence to the Code

1.0  Our Guiding Principles and Values

All employees are required to observe the highest standards of business and personal ethics in the conduct of their duties and responsibilities. All employees are expected to devote their best efforts and attention to the performance of their responsibilities. Accordingly, every employee is expected to:

     (i)        use good judgment

     (ii)       maintain the highest level of integrity and honesty

     (iii)      comply with all applicable laws, rules and regulations

     (iv)      avoid actual or potential conflicts between his or her personal interests and the interests of theCompany, and

     (v)       maintain the Company’s confidential information when required.

2.0  Conflicts of Interest

2.1  General

A conflict of interest occurs when personal interests interfere with your ability to exercise your judgment objectively or to do your job in a way that is certain to be in the best interest of the Company. Every employee must take active steps to avoid actual or potential conflicts of interest.

Some examples of potential conflicts of interest include:

•	Working for, consulting for, or providing information to a competitor or potential competitor of the Company

•	Accepting favors in return for business from the Company

•	Participating in transactions or arrangements related to the Company that provide personal financial gain

•	Participating in business transactions or arrangements in which family members benefit from your involvement with the Company

•	Accepting bribes or kickbacks

•	Taking advantage of business or financial opportunities that result from information gained from your association with Company and not generally available to the public

If a potential conflict of interest arises, or you are unsure if your actions will present a conflict of interest, you must:

•	present the situation to your supervisor for discussion or

•	follow the specified procedure for reporting the situation to the Human Resource Department, outlined in Section 8.0, below

2.2  Outside Employment

We realize that in some circumstances an employee may need to take on additional part-time work with another employer. While we do not encourage this practice, outside employment for certain employees may sometimes be allowed, as deemed appropriate by the individual’s supervisor, as long as:

    (i)         it does not present a conflict of interest

    (ii)        it does not interfere with your employment with us, and

    (iii)       it does not involve working for a competitor.

We expect your employment with us to take priority over any outside employment. Outside employment will not be considered as an excuse for poor performance, absenteeism, tardiness, or refusal to work the hours necessary for successful job performance. In the event you currently have, or later acquire, outside employment, you must notify your supervisor of the nature of that work and the hours required for it.

2.3  Gifts and Entertainment

We recognize that our employees may give gifts to other employees or to business associates of the Company, such as customers or suppliers. No employee, whether using Company funds or personal funds, may give such a gift in exchange for special treatment or favor for the employee or the Company. In addition, no employee may give another employee or a business associate of the Company a gift that has a monetary value of greater than $100.00 without first obtaining supervisory approval, whether using Company or personal funds.

We also recognize that our employees may be offered gifts from other employees or from business associates of the Company. No employee may accept any gift in exchange for giving special treatment or favor to the giver. In addition, no employee may accept any gift that has a monetary value of greater than $100.00 from another employee or a business associate of the Company without first obtaining supervisory approval.

We recognize that certain employees, in the course of their employment, may engage in entertainment of business associates of the Company, or may themselves be entertained by such business associates. Participation by employees in such entertainment activities is expected to be limited to moderate, generally expected levels that can be reasonably reciprocated. In addition, no employee, whether using Company funds or personal funds, may either offer entertainment activities to business associates of the Company or participate in entertainment activities to business associates of the Company in exchange for special treatment or favor for the employee or the Company.

2.4  Financial Interest in Other Business

An employee and his or her immediate family holding significant financial interest in a major customer, supplier, or any competitor of the Company must report the details of the investment to their immediate supervisor for referral to Human Resources for disposition. Employees must also obtain prior written approval from the President or delegate prior to proceeding with any transaction that would create a significant financial interest in a major customer, supplier, or any competitor of the Company.

3.0  Confidential Information; Intellectual Property

The protection of confidential business information, including financial information, trade secrets, product information, and customer-related data, is vital to our interests and success. Any employee who, without authorization, discloses trade secrets or confidential business information, including any information regarding our customers, employees, training materials, financial matters, etc., may be subject to disciplinary action up to and including termination and legal action.

You must continue to comply with the provisions of any confidentiality or similar agreement you may have signed. You also must comply with the Company’s Insider Trading Policy with respect to disclosure of material information for the purpose of trading any securities.

You agree to make prompt, full and complete disclosure to the Company regarding any and all inventions, developments, concepts or ideas made or conceived by you (either alone or jointly) during the term of or in connection with your employment at the Company, and to assign to the Company the entire, worldwide rights, title, and interest in the above-mentioned intellectual property.

 Such intellectual property shall include, without limitation, patentable and un-patentable inventions, ideas or improvements that are:

•	in any way within the scope of your employment or related to the Company’s business

•	made or conceived during business hours or otherwise

•	made or conceived on Company’s premises, at Company’s expense, using Company’s materials/labor or otherwise

You further agree that personal use of such intellectual property or a transfer of such intellectual property to a third party is a violation of this Code.

4.0   Antitrust Compliance

Antitrust laws are designed to prohibit practices that might unreasonably restrict competition. These laws deal with agreements and practice “in restraint of trade” such as price fixing and boycotting suppliers or customers. They also prohibit:

    (i)         pricing intended to drive a competitor out of business

    (ii)        disparaging, misrepresenting or harassing a competitor

    (iii)       stealing trade secrets

    (iv)       bribery, and

    (v)        kickbacks

It is our policy to comply fully with antitrust laws. You are prohibited from engaging in practices that violate antitrust and competition laws. If you have any questions or concerns about the propriety of certain business practices, please consult with your supervisor or follow the appropriate procedures for contacting the Human Resource Department.

5.0  Financial Integrity and Company Records

We rely on our accounting records to produce reports for our management, shareholders, creditors, governmental agencies, and others. We are committed to maintaining books and records that accurately and fairly reflect our financial transactions. Each employee must maintain accurate and fair records of transactions, time reports, expense reports, and other business records.

In this respect, the following guidelines must be followed:

•	No undisclosed or unrecorded funds or assets may be established for any purpose.

•	Assets and liabilities of the Company must be recognized and stated in accordance with our standard practices and Generally Accepted Accounting Principles (“GAAP”).

•	No false or artificial entries may be made nor misleading reports issued.

•	No false or fictitious invoices may be paid or created.

If you believe that our books and records are not being maintained in accordance with these requirements, you should report the matter immediately pursuant to Section 8.0 of the Code and procedures implemented by the Human Resource Department.

In addition, if you have any concerns regarding questionable accounting or auditing matters at the Company, you may raise those concerns, confidentially and anonymously, directly to the Human Resource Department.

6.0  Securities Law Disclosures and Public Communications; Trading in Company Stock

We are committed to full, fair, accurate, timely, and understandable disclosure in reports and documents we file with or submit to the Securities and Exchange Commission, and in other public communications. All employees have the responsibility to ensure that false or intentionally misleading information is not given in the Company’s filing with the SEC or public communications.

Furthermore, each employee involved in the Company’s disclosure process, including the Chief Executive Officer and the Chief Financial Officer, is required to be familiar with the Company’s disclosure procedures applicable to that individual; this ensures the Company’s consistency in filing the necessary public reports and documents with the SEC in compliance in all material aspects of the current securities laws and the SEC rules.

In addition, each person who has direct or supervisory authority regarding the above referenced SEC filings must consult with the other Company officers and employees, to the extent it is appropriate in that individual’s area of responsibility, and take appropriate steps regarding these disclosures; this procedure addresses the goal of making full, fair, accurate, timely and understandable disclosure.

In accordance with the extent of each individual’s extent involvement in the Company’s disclosure process, all employees-- including, without limitation, the Senior Financial Officers -- must:

•	Familiarize themselves with the disclosure requirements applicable to the Company

•	Familiarize themselves with the business and financial operations of the Company

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Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, and self-regulatory organizations.

No employee should buy or sell Company securities while in possession of material inside information. You must comply at all times with the Company’s Insider Trading Policy.

If you believe that incomplete, false, or intentionally misleading information has been given in the Company’s securities filings or public communications or that an employee has engaged in insider trading, you should report the matter immediately pursuant to Section 8.0 of this Code and the procedures implemented by the Human Resource Department.

7.0  Code Violations

We take the provisions of this Code very seriously, and we will treat any violations of the Code accordingly. A failure by any person to comply with this Code, any applicable laws, rules, or regulations governing our business, or any other policies or requirements, may result in disciplinary action up to and including termination and, if warranted, legal action against that person.

8.0  Questions About Compliance and Reporting Violations

If you have any questions or concerns about compliance with this Code, talk with your supervisor or contact the Human Resource Department through the established procedures. You are expected to report any violations of this Code. Failure to promptly notify a supervisor or the Human Resource Department of a violation of this Code is a breach of the Code and may result in action by the Company, including those actions outlined in Section 7.0 of this Code or specified by the Audit Committee or Human Resource Department.

You can discuss your concern without fear of any form of retaliation. When you report a violation of the Code to the Human Resource Department through the established procedures:

•	You will be treated with respect.

•	Your concerns will be taken seriously; if your concerns are not resolved at the time of your report, you will be informed of the outcome if you provide your contact information.

•	You will not be required to identify yourself

•	The Company will treat such information confidentially, to the extent it can without failing to fulfill its legal obligations.

To ask questions about the matter discussed in this Code, or to report a violation of this Code, you may take any of the following steps:

•	Contact your supervisor

•	Contact the Human Resource Department, or

•	Contact the employee Ethical Hotline

If the Company receives a report that this Code has been violated, it shall respond by investigating and enforcing this Code as follows:

•	The Audit Committee or Human Resource Department will take all appropriate action to investigate any violations reported.

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Further, the Audit Committee and the Human Resource department shall report each violation and alleged violation involving a director or an executive officer to the Chairperson of the Audit Committee; if appropriate, the Chairman of the Audit Committee will participate in any investigation of a director or executive officer.

•	The investigation results, once completed, will be reported to the Audit Committee.

•	The Audit Committee will conduct such additional investigation as it deems necessary.

•	If the Audit Committee determines that a director or executive officer has violated this Code, it will report its determination to the Board of Directors.

•
Upon being notified that a violation has occurred, the Board of Directors or the Chief Financial Officer will take such disciplinary or preventive action as deemed appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities

9.0  Waivers of the Code and Disclosure

Any waiver of this Code for an employee must be made by the employee’s supervisor and immediately reported to senior management and the Human Resource Department.

Any waiver of the Code for the members of our board of directors, the Chief Executive Officer, Chief Financial Officer, and persons performing similar functions may be made only by the Audit Committee of the Board of Directors.

All Requests for Waivers will be considered on a case-by-case basis. All waivers of this Code for the members of our board of directors, Chief Executive Officer, Chief Financial Officer, and persons performing similar functions will be promptly disclosed to the public as required by applicable laws, rules and regulations.

10.0  Code Shall be Publicly Available

This Code, and any amendments or supplements hereto, will be available on the Company’s website.